Exhibit 7.1

DIRECT COMMUNICATION SOLUTIONS INC

AND

TWO LIONS TECHNOLOGIES INC.

ARRANGEMENT AGREEMENT

Dated for reference December 28, 2016

ARRANGEMENT AGREEMENT

THIS AGREEMENT is dated for reference the 28th day of December, 2016 and is

BETWEEN:

DIRECT COMMUNICATION SOLUTIONS INC., a company incorporated under the laws of the State of Florida,

(“Direct Communication Solutions”)

AND:

TWO LIONS TECHNOLOGIES INC., a company incorporated under the laws of the Province of British Columbia,

(“Two Lions Technologies”)

BACKGROUND

A.	Direct Communication Solutions is a private company with a business office located in California.

B.	Two Lions Technologies is a private company engaged in the development of technology businesses through capital investments.

C.	Direct Communication Solutions and Two Lions Technologies propose that Two Lions Technologies effect an arrangement under the Business Corporations Act (British Columbia) that will result in the shareholders of Two Lions Technologies receiving common shares of Direct Communication Solutions in exchange for their shares of Two Lions Technologies and, as a result, Two Lions Technologies becoming a wholly owned subsidiary of Direct Communication Solutions, on the terms and conditions set forth in the Plan of Arrangement attached as Schedule A.

IN CONSIDERATION of the covenants and agreement herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

ARTICLE 1. DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Agreement:

(a)	“Affiliate” means an “affiliate” within the meaning the BCA;

(b)	“Agreement” means this Arrangement Agreement;

(c)	“Arrangement” means the arrangement under the provisions of Division 5 of Part 9 of the BCA on the terms and conditions set forth in the Plan of Arrangement;

(d)	“Arrangement Resolution” means a special resolution as defined in the BCA of the Two Lions Technologies Shareholders approving the Arrangement;

(e)	“BCA” means the Business Corporations Act (British Columbia), as amended;

(f)	“Business Day” means a day, other than a Saturday or a Sunday or a day observed as a holiday, on which the principal commercial banks located in Vancouver, British Columbia, are open for the conduct of business;

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(g)	“Circular” means the notice of the Two Lions Technologies Meeting and accompanying management information circular, including all schedules thereto and documents incorporated by reference therein, prepared in accordance with applicable Laws, including Dissent Rights, to be sent to Two Lions Technologies Shareholders in connection with the Two Lions Technologies Meeting, and includes any amendments thereto;

(h)	“Court” means the Supreme Court of British Columbia;

(i)	“Direct Communication Solutions Common Shares” means common shares in the capital stock of Direct Communication Solutions as they are constituted as at the Effective Date;

(j)	“Direct Communication Solutions Financial Statements” has the meaning given thereto in Subsection 4.2(n) hereof;

(k)	“Dissent Rights” has the meaning given thereto in Article 5.1 of Schedule A, Plan of Arrangement, annexed hereto;

(l)	“Dissenting Shareholder” means a Two Lions Technologies Shareholder who exercises Dissent Rights in connection with the Arrangement Resolution and has not withdrawn or been deemed to have withdrawn such Dissent Rights;

(m)	“Effective Date” means the next Business Day following the date of the Final Order and before the Termination Date, or such later date as may be mutually agreed by the Parties;

(n)	“Effective Time” means the 12:01 am on the Effective Date;

(o)	“Encumbrances” means security interests, liens, royalties, charges, mortgages, pledges and encumbrances of any nature or kind whatsoever, whether written or oral, or direct or indirect;

(p)	“DCS Exchange Ratio” means the share exchange ratio set forth in Section 1.1 of the Plan of Arrangement;

(q)	“Fairness Opinion” means a written opinion from an independent business valuator that the consideration payable under the Arrangement is fair and reasonable from a financial point of view to the Two Lions Technologies Shareholders, as the case may be, subject to the assumptions and limitations described in such Fairness Opinion;

(r)	“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

(s)	“Governmental Entity” means any (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency, domestic or foreign; (ii) any subdivision, agent, commission, board or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(t)	“Interim Order” means the interim order of the Court made in connection with the process for obtaining securityholder approval of the Arrangement and related matters;

(u)	“International Financial Reporting Standards” means the international financial reporting standards mandated for use by public corporations by the Canadian securities regulators, as adopted by the Canadian Institute of Chartered Accountants in Canada;

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(v)	“Laws” means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgements or other requirements of any Governmental Entity;

(w)	“Material” means, when used in respect to the affairs of a Person, an event, occurrence or fact concerning the business, operations, capital, assets, liabilities or financial condition of the Person, on a consolidated basis, that would reasonably be expected to influence a reasonable investor in whether or not to invest in the securities of the Person;

(x)	“Material Adverse Change” means, in relation to a Person, any change (or changes in the aggregate), or any condition, event or development involving a prospective change, in the business, operations, affairs, assets, properties, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, results of operations, cash flows, condition (financial or otherwise), licenses, permits, rights or privileges of the Person or any of its subsidiaries, which is adverse to it and its subsidiaries taken as a whole in a material manner; provided, however, that a Material Adverse Change shall not include any change, effect, event or occurrence relating to: (a) general political, financial or economic conditions; (b) variations in the market prices of securities of such Person in relation to such Person; (c) the precious metals or mining industry generally, including any decrease in the price of precious metals; or (d) the state or condition of securities or capital markets in general;

(y)	“Material Adverse Effect” when used in relation to a Person means any matter, condition, event, development or action that has, or would reasonably be expected to have, a material and adverse effect upon the business, operations, affairs, assets, properties, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, results of operations, cash flows, condition (financial or otherwise), licenses, permits, rights or privileges of the Person and any of its subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect shall not include any change, effect, event or occurrence relating to: (a) general political, financial or economic conditions; (b) variations in the market prices of securities of such Person in relation to such Person; (c) the precious metals or mining industry generally, including any decrease in the price of precious metals; or (d) the state or condition of securities or capital markets in general;

(z)	“Material Fact” has the meaning given to it under the Securities Act;

(aa)	“Misrepresentation” has the meaning given to it under the Securities Act;

(bb)	“Parties” means Direct Communication Solutions and Two Lions Technologies, and “Party” means either one of them;

(cc)	“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government, regulatory authority or other entity;

(dd)	“Plan of Arrangement” means the plan of arrangement substantially as annexed as Schedule A hereto and any amendment or variation thereto made in accordance with its terms or the terms of this Agreement;

(ee)	“Registrar” means the Registrar of Companies for British Columbia;

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(ff)	“Representatives” means, in respect of a person, its subsidiaries and its Affiliates and its and their directors, officers, employees, agents and representatives (including any financial, legal or other advisors);

(gg)	“Returns” means all reports, information statements and returns relating to, or required to be filed in connection with, any Taxes;

(hh)	“Securities Act” means the Securities Act (British Columbia), as amended;

(ii)	“Support Agreements” means the voting support agreements entered into between Direct Communication Solutions and the directors and officers of Two Lions Technologies for their continuing support of the Arrangement;

(jj)	“Taxes” means all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by a Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), capital taxes, payroll and employee withholding taxes, unemployment insurance, social insurance taxes (including Canada Pension Plan payments), sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, pension assessment and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which a Party is required to pay, withhold or collect;

(kk)	“Termination Date” means March 31, 2017, or such later date as may be mutually agreed by the Parties in writing;

(ll)	“Two Lions Technologies Board” means the independent directors of Two Lions Technologies;

(mm)	“Two Lions Technologies Financial Statements” has the meaning given thereto in Subsection 4.1(m) hereof;

(nn)	“Two Lions Technologies Meeting” means the annual general and special meeting of Two Lions Technologies Shareholders to be held to consider, among other matters, the Arrangement Resolution, including any adjournment or adjournments thereof;

(oo)	“Two Lions Technologies Capital Investment” means the CDN$1,000,000 loan made by Two Lions Technologies to LionsGate Technologies, Inc., which loan converted into common shares in the capital stock of LionsGate Technologies, Inc.;

(pp)	“Two Lions Technologies Securities” means the Two Lions Technologies Shares;

(qq)	“Two Lions Technologies Shareholders” means the holders of Two Lions Technologies Shares;

(rr)	“Two Lions Technologies Shares” means the common shares in the capital stock of Two Lions Technologies;

(ss)	“Two Lions Technologies Stock Option Plan” means the current stock option plan authorized by Two Lions Technologies, and if more than one plan, collectively, means all of them;

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(tt)	“U.S. Person” means a “U.S. person” as defined in Rule 902(k) of Regulation S under the U.S. Securities Act, including, without limitation, (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which any executor or administrator is a U.S. Person, (iv) any trust of which any trustee is a U.S. Person, (v) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person, (vi) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (vii) any partnership or corporation organized or incorporated under the laws of any foreign jurisdiction by a U.S. Person principally for the purpose of investing in securities not registered under the U.S. Securities Act (unless it is organized or incorporated, and owned, by accredited investors, as defined in Rule 501(a) of Regulation D under the U.S. Securities Act, who are not natural persons, estates or trusts);

(uu)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

(vv)	“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

1.2	Interpretation Not Affected by Headings. The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

1.3	Article References. Unless the contrary intention appears, references in this Agreement to an Article, Section, Subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, Subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.4	Number and Gender. In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders; and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof).

1.5	Recitals and Schedules. Schedule A annexed to this Agreement, being the Plan of Arrangement is incorporated by reference into and form part of this Agreement. The recitals also are incorporated by reference into and form part of this Agreement.

1.6	Knowledge. References “to the knowledge of” a Party means with respect to Direct Communication Solutions means the actual awareness of that fact or other matter by the Chief Executive Officer and Chief Financial Officer of Direct Communication Solutions, respectively, and with respect to Two Lions Technologies, means the actual awareness of that fact or other matter by the Chief Executive Officer and Chief Financial Officer of Two Lions Technologies.

ARTICLE 2. THE ARRANGEMENT

2.1	Arrangement Implementation Steps of Direct Communication Solutions. In a timely and expeditious manner, Direct Communication Solutions covenants and agrees that it shall:

(a)	provide reasonable assistance with all filings required to facilitate the transactions hereunder as may be reasonably requested by Two Lions Technologies, with the expenses related to such filings being the responsibility of Two Lions Technologies, except that Direct Communications Solutions shall bear all of its legal and accounting fees and disbursements however so arising and Direct Communications Solutions acknowledges that it shall be receiving a US$50,000 loan from Two Lions Technologies to pay for a portion of such expenses;

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(b)	with the assistance and cooperation of Two Lions Technologies, use commercially reasonable efforts to assist in the preparation by Two Lions Technologies of the Circular and the Fairness Opinion;

(c)	subject to obtaining the Interim Order and the Final Order, and the satisfaction or waiver of the other conditions herein contained in favour of each Party (including without limitation the conditions precedent set out in Article 5), deliver such other documents as may be required in connection with the Arrangement to give effect to the Arrangement in accordance with the provisions of the BCA; and

(d)	with the assistance and cooperation of Two Lions Technologies, complete the Plan of Arrangement in accordance with its terms.

2.2	Two Lions Technologies Convertible Securities. As of the date of this Agreement and Effective Date:

(a)	there are no and there will be no outstanding convertible securities to acquire any securities of Two Lions Technologies.

2.3	Arrangement Implementation Steps of Two Lions Technologies. In a timely and expeditious manner, Two Lions Technologies covenants and agrees that it shall:

(a)	commission and obtain a Fairness Opinion;

(b)	with the assistance and cooperation of Direct Communication Solutions, use commercially reasonable efforts to prepare the Circular;

(c)	convene and hold the Two Lions Technologies Meeting for the purpose of considering the Arrangement Resolution (and for any other proper purpose as may be set out in the notice for such meeting);

(d)	with the reasonable assistance and cooperation of Direct Communication Solutions, apply to the Court for the Interim Order;

(e)	with the reasonable assistance and cooperation of Direct Communication Solutions and subject to obtaining the Arrangement Resolution, apply to the Court for the Final Order;

(f)	subject to obtaining the Interim Order and the Final Order, and the satisfaction or waiver of the other conditions herein contained in favour of each Party (including without limitation the conditions precedent set out in Article 5), deliver to the Registrar the documents as may be required (including the Final Order) in connection with the Arrangement to give effect to the Arrangement in accordance with the provisions of the BCA; and

(g)	co-operate with Direct Communication Solutions with respect to the completion of the Plan of Arrangement, in accordance with the terms thereof.

Subject to the fulfilment or waiver of the conditions set forth herein, Direct Communication Solutions and Two Lions Technologies shall act in good faith to do all such things reasonably necessary to give effect to the Arrangement as soon as reasonably practicable.

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2.4	Effective Date. The Arrangement shall become effective on the Effective Date at the Effective Time and the steps to be carried out pursuant to the Arrangement shall become effective on the Effective Date in the Final Order set out in the Plan of Arrangement.

2.5	Two Lions Technologies Approval. Two Lions Technologies represents, as of the date hereof, that subject to obtaining a favourable Fairness Opinion, its Board of Directors will recommend that the Two Lions Technologies Shareholders vote in favour of the Arrangement.

2.6	Dissent Rights. The Circular shall provide that the Two Lions Technologies Shareholders may exercise Dissent Rights with respect to their Two Lions Technologies Shares in connection with the Arrangement pursuant to and in the manner set forth in the Plan of Arrangement. Two Lions Technologies will give Direct Communication Solutions prompt notice of any written notice of a dissent, withdrawal of such notice, and any other instruments served pursuant to such rights of dissent and received by Two Lions Technologies.

2.7	Section 3(a)(10) Exemption. The Direct Communication Solutions Common Shares to be issued in exchange for Two Lions Technologies Securities pursuant to the Arrangement or as otherwise contemplated by this Agreement, have not been and will not be registered under the U.S. Securities Act or under the securities laws of any state of the United States. Accordingly, the Parties agree that the Arrangement will be carried out with the intention that all Direct Communication Solutions Common Shares issued under the Arrangement to Two Lions Technologies Shareholders resident in the United States or otherwise subject to federal or state securities laws of the United States in connection with the Arrangement, will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act (the “Section 3(a)(10) Exemption”), and in reliance on available exemptions from the registration requirements of applicable state securities laws. In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;

(b)	the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve the Arrangement;

(c)	the Court will be required to satisfy itself as to the fairness of the terms and conditions of the Arrangement to the Two Lions Technologies Shareholders subject to the Arrangement;

(d)	the Court will have determined, prior to approving the Arrangement, that the terms and conditions of the exchange of securities under the Arrangement are fair to the Two Lions Technologies Shareholders;

(e)	the Final Order will expressly state that the Arrangement is approved by the Court as being fair to the Two Lions Technologies Shareholders;

(f)	Two Lions Technologies will ensure that each Two Lions Technologies Shareholder entitled to Direct Communication Solutions Common Shares pursuant to the Arrangement will be given adequate notice advising it of its right to attend the hearing of the Court to give approval of the Arrangement and providing it with sufficient information necessary for it to exercise that right; and

(g)	the Interim Order will specify that each Two Lions Technologies Shareholder entitled to Direct Communication Solutions Common Shares pursuant to the Arrangement will have the right to appear before the Court so long as it enters an appearance within a reasonable time.

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ARTICLE 3. COVENANTS

3.1	Covenants of Direct Communication Solutions. Direct Communication Solutions covenants and agrees that, except as contemplated in this Agreement or pursuant to the Arrangement, until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier, it will:

(a)	provide reasonable cooperation to Two Lions Technologies in implementing the Arrangement; and

(b)	to the extent within its power, forthwith carry out the terms of the Interim Order and the Final Order.

3.2	Covenants of Two Lions Technologies. Two Lions Technologies covenants and agrees that, except as contemplated in this Agreement or the Arrangement, until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier:

(a)	it shall conduct its business only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practice;

(b)	it shall not, without the prior written consent of Direct Communication Solutions, not to be unreasonably withheld, directly or indirectly do or permit to occur any of the following:

(i)	issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber any of its shares, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any of its shares, other than pursuant to the conversion of Two Lions Technologies Capital Investment into common shares in the capital stock of Lionsgate Technologies, Inc. wherein Direct Communication Solutions hereby agrees that at all times before and after the Effective Date, the shareholders of Two Lions Technologies are the beneficial owners of Two Lions Technologies Capital Investment and any common shares resultant from the conversion thereof to the exclusion of any interest, direct or indirect ownership or otherwise, of Direct Communication Solutions.

(ii)	amend or propose to amend its articles or notice of articles;

(iii)	split, combine or reclassify any of its outstanding shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to its shares;

(iv)	redeem, purchase or offer to purchase any of its shares or other securities, unless otherwise required by the terms of such securities;

(v)	reorganize, amalgamate or merge with any other person, corporation, partnership or other business organization whatsoever;

(vi)	acquire or agree to acquire any person, corporation, partnership, joint venture or other business organization or division or acquire or agree to acquire any assets, which, in each case, are individually or in the aggregate, Material; or

(vii)	except in the usual, ordinary and regular course of business and consistent with past practice: (A) satisfy or settle any claims or liabilities, except such as have been reserved against in its financial statements delivered to Direct Communication Solutions, which are individually or in the aggregate, Material; (B) relinquish any contractual rights, which are individually or in the aggregate, Material; or (C) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

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(c)	it shall not:

(i)	without the prior consent of Direct Communication Solutions, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise, take any direct or indirect action to:

(A)	solicit, initiate, encourage, engage in or respond to any inquiries, submissions, proposals or offers for the sale of its assets, business or securities;

(B)	encourage or participate in any discussions or negotiations regarding any proposals or offers for the sale of its assets, business or securities;

(C)	agree to, approve or recommend proposals or offers for the sale of its assets, business or securities; or

(D)	enter into any agreement related to proposals or offers for the sale of its assets, business or securities.

(ii)	without the prior consent of Direct Communication Solutions and other than pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, enter into or modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, or make any loan to, any of its directors or officers; or

(iii)	other than pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, in the case of employees who are not officers or directors, take any action with respect to the entering into or modifying of any employment, severance, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable;

(d)	it shall:

(i)	use its reasonable commercial efforts to preserve intact its business organization and goodwill, to keep available the services of its officers and employees as a group and to maintain good relationships with others having business relationships with it;

(ii)	not take any action or have any communication that would interfere with or be inconsistent with the completion of the transactions contemplated hereunder or any public disclosure of the transactions contemplated hereunder, or would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Date if then made; and

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(iii)	promptly notify Direct Communication Solutions of any Material Adverse Change, or any change which could reasonably be expected to become a Material Adverse Change, in respect of its business or in the operation of its properties, and of any Governmental Entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(e)	it shall not settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Arrangement prior to the Effective Date without the prior written consent not to be unreasonably withheld of Direct Communication Solutions;

(f)	it shall not enter into or modify in any material respect any contract, agreement, commitment or arrangement which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts would be Material to a Party hereto or which would have a Material Adverse Effect on a Party hereto;

(g)	it shall use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder set forth in Article 5 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable laws to complete the Arrangement, including using its commercially reasonable efforts to:

(i)	obtain all necessary waivers, consents and approvals required to be obtained by it from the other parties to loan agreements, leases and other contracts;

(ii)	obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any applicable Law;

(iii)	effect all necessary registrations and filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Arrangement and participate and appear in any proceedings of either Party before Governmental Entities;

(iv)	oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate, the transactions contemplated hereby or by the Arrangement;

(v)	fulfill all conditions and satisfy all provisions of this Agreement and the Arrangement; and

(vi)	cooperate with Direct Communication Solutions in connection with the performance by it of its obligations hereunder;

(h)	it shall not take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Arrangement, provided that where a Party hereto is required to take any such action or refrain from taking such action as a result of this Agreement, that Party shall immediately notify Direct Communication Solutions in writing of such circumstances;

(i)	it will, in all material respects, conduct itself so as to keep Direct Communication Solutions fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business; and

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(j)	it shall make or cooperate as necessary in the making of all other necessary filings and applications under all applicable Laws required in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such Laws.

3.3	Additional Covenants of Two Lions Technologies Respecting the Arrangement. Two Lions Technologies covenants and agrees that, except as contemplated in this Agreement or pursuant to the Arrangement, until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier, it will:

(a)	in a timely and expeditious manner use its best efforts to obtain the Arrangement Resolution;

(b)	fully cooperate with Direct Communication Solutions in implementing the Arrangement; and

(c)	to the extent within its power, forthwith carry out the terms of the Interim Order and the Final Order.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Two Lions Technologies. Two Lions Technologies represents, warrants and covenants to Direct Communication Solutions as follows, and acknowledges that Direct Communication Solutions is relying on these representations, warranties and covenants in entering into this Agreement and in completing the transactions contemplated hereby:

(a)	Two Lions Technologies is duly incorporated and validly existing under the laws of its jurisdiction of organization, and is in good standing with respect to the filing requirements of such jurisdiction.

(b)	Two Lions Technologies is a private company and a non-reporting issuer in Canada.

(c)	Two Lions Technologies has all necessary corporate power, authority and capacity to own its respective assets and properties and to carry on its businesses as now being carried on.

(d)	Two Lions Technologies has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Two Lions Technologies and the consummation by Two Lions Technologies of the transactions contemplated by this Agreement have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby other than, with respect to the completion of the Arrangement, the Arrangement Resolution.

(e)	This Agreement has been duly executed and delivered by Two Lions Technologies and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights, including equitable remedies, generally.

(f)	All of the information delivered by Two Lions Technologies to Direct Communication Solutions for the purposes of its securities filings will, taken as a whole, constitute full, true and plain disclosure of all Material Facts in respect of Two Lions Technologies, and Two Lions Technologies’ securities, and not contain a Misrepresentation.

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(g)	The authorized share capital of Two Lions Technologies consists of an unlimited number of common shares of which 12,693,170 common shares have been issued and are outstanding as fully paid and non-assessable as the date hereof. Immediately prior to the Effective Date, an officer of Two Lions Technologies will provide a certificate to Direct Communication Solutions signed by such officer which provides the name, address and number of Two Lions Technologies common shares held by each shareholder of Two Lions Technologies.

(h)	On the Effective Date, Two Lions Technologies shall not have any outstanding agreements, subscriptions, warrants, options or commitments (nor has it granted any rights or privileges capable of becoming an agreement, subscription, warrant, option or commitment) obligating Two Lions Technologies to issue additional shares or other securities.

(i)	Two Lions Technologies has no investments or interests in any other Person other than the capital stock of LionsGate Technologies, Inc. issued upon conversion of the Two Lions Technologies Capital Investment.

(j)	Except for discussions with LionsGate Technologies, Inc. and the shareholders of Two Lions Technologies regarding the conversion of the Two Lions Technologies Capital Investment into common shares in the capital stock of LionsGate Technologies, Inc. and the subsequent distribution of such common shares among the shareholders of Two Lions Technologies, Two Lions Technologies is not currently in discussions or negotiations with a third party for any proposal or offer for the sale of its assets, business, (including joint ventures and/or similar arrangements), securities, or any form of debt financing, equity financing, off-take, forward sales, or similar financing arrangement, and shall not enter into any such discussions or negotiations while this Agreement remains in effect.

(k)	Two Lions Technologies owns, possesses or has obtained and is in compliance with, all licences, registrations, permits, certificates, costs, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its business as now conducted or as proposed to be conducted, the failure to own, possess, obtain or be in compliance with which would not individually or in the aggregate have a Material Adverse Effect on Two Lions Technologies.

(l)	The execution and delivery of this Agreement by Two Lions Technologies, the consummation by Two Lions Technologies of the transactions contemplated hereby and the fulfillment of and compliance with the terms and provisions hereof by Two Lions Technologies do not and will not (i) violate any provision of Law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to Two Lions Technologies, (ii) breach, violate or conflict with any of the terms, conditions or provisions of the Articles or Notice of Articles of Two Lions Technologies, or (iii) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, commitment or instrument to which Two Lions Technologies is a party or by which it is bound or to which its assets are subject, or result in the cancellation, suspension or alteration in the terms of any licence, permit or authority held by Two Lions Technologies, or result in the creation of any lien, charge, security interest or encumbrance upon any of the assets of Two Lions Technologies or give to others any interest or rights, including rights of purchase, termination, cancellation or acceleration, under any such agreement or instrument.

(m)	Two Lions Technologies’ consolidated audited financial statements for the year ended December 31, 2015 including the notes thereto and the unaudited financial statements for the 9 month period ended September 30, 2016 (together, the “Two Lions Technologies Financial Statements”), present fairly the financial position of Two Lions Technologies, the results of its operations and the changes in its financial position as at the dates and for the periods indicated in such statements and have been prepared in accordance with International Financial Reporting Standards consistently applied.

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(n)	Since September 30, 2016: (i) there has been no Material Adverse Change in the business, operations, assets or condition, financial or otherwise, of Two Lions Technologies from that shown in the Two Lions Technologies Financial Statements or reserved for as provided therein; (ii) Two Lions Technologies has no liability or obligation (including, without limitation, tax liabilities) whether accrued, absolute, contingent or otherwise, not reflected in the Two Lions Technologies Financial Statements, except for liabilities and obligations incurred in the ordinary course of business since September 30, 2016 up to and including the date hereof, which liabilities and obligations do not individually or in the aggregate have a Material Adverse Effect; and (iii) Two Lions Technologies has conducted its business only in the ordinary and regular course of business consistent with past practice.

(o)	Two Lions Technologies has not declared or paid any dividend or made any other distribution of its properties or assets to shareholders and Two Lions Technologies has not disposed of any of its properties and assets or incurred any material indebtedness, except in the ordinary course of business, or defaulted in any material respect in the payment or performance of any of its obligations or liabilities or entered into any material transaction or agreement other than those contemplated herein.

(p)	There are no actions, suits, proceedings, investigations, or outstanding claims or demands (whether or not purportedly on behalf of Two Lions Technologies) instituted, or to the knowledge of Two Lions Technologies, pending or threatened against or affecting Two Lions Technologies, at law or in equity by any Person before or by any Governmental Entity, nor is there any judgment, order, decree or award of any court or Governmental Entity, obtained, pending, or to the knowledge of Two Lions Technologies, anticipated against or affecting Two Lions Technologies.

(q)	All Returns required to be filed by or on behalf of Two Lions Technologies have been duly filed on a timely basis and such Returns are to the knowledge of Two Lions Technologies true, complete and correct in all material respects. All Taxes shown to be payable (if any) on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Two Lions Technologies with respect to items or periods covered by such Returns.

(r)	No deficiencies exist or have been asserted with respect to Taxes of Two Lions Technologies, Two Lions Technologies is not a party to any action or proceeding for assessment or collection of Taxes, nor to the knowledge of Two Lions Technologies has such event been asserted or threatened against Two Lions Technologies or any of its assets.

(s)	Two Lions Technologies is not a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any officer or employee of Two Lions Technologies, which is outside the ordinary course of business.

(t)	Two Lions Technologies is not subject to any claim for wrongful dismissal, constructive dismissal or any tort claim, actual or to the knowledge of Two Lions Technologies threatened, or any litigation, actual or threatened, relating to employment or termination of employment of employees or independent or dependent contractors or agents.

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(u)	Two Lions Technologies has operated in accordance with all applicable Laws in all material respects with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations and there are no current, pending or threatened proceedings before any court, board or tribunal with respect to any of the areas listed herein.

(v)	Each contract or agreement between Two Lions Technologies and any other Person which is material to the ownership, use or operation of the business, properties or assets of Two Lions Technologies on a consolidated basis, is in full force and effect and is valid, binding and enforceable against it in accordance with its terms subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights, including equitable remedies, generally; and no material breach or default exists in respect thereof on the part of any party thereto and no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a material breach or default.

(w)	Two Lions Technologies has complied and is in compliance in all material respects with all applicable Laws.

(x)	The corporate records and minute books of Two Lions Technologies have been maintained in accordance with applicable Laws and are complete and accurate in all material respects.

(y)	Other than as has been publicly disclosed prior to the date hereof, Two Lions Technologies is not party to or bound by any contract or commitment to pay any royalty, fee or land payment with respect to any of its properties or any portion thereof or interest therein, which may not be terminated on appropriate notice.

4.2	Representations and Warranties of Direct Communication Solutions. Direct Communication Solutions represents, warrants and covenants to Two Lions Technologies as follows, and acknowledge that Two Lions Technologies is relying on these representations, warranties and covenants in entering into this Agreement and in completing the transactions contemplated hereby:

(a)	Direct Communication Solutions is duly incorporated and validly existing under the laws of its jurisdiction of organization and is in good standing with respect to the filing requirements of such jurisdiction.

(b)	Direct Communication Solutions is a private company incorporated under the laws of the State of Florida.

(c)	Direct Communication Solutions has all necessary corporate power, authority and capacity to own its assets and properties and to carry on its businesses as now being carried on.

(d)	Direct Communication Solutions has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Direct Communication Solutions and the consummation by Direct Communication Solutions of the transactions contemplated by this Agreement have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby.

(e)	This Agreement has been duly executed and delivered by Direct Communication Solutions and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights, including equitable remedies, generally.

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(f)	All of the information delivered by Direct Communication Solutions to Two Lions Technologies for due diligence purposes will, taken as a whole, constitute full, true and plain disclosure of all Material Facts in respect of Direct Communication Solutions, and Direct Communication Solutions’ securities, and do not contain a Misrepresentation.

(g)	The forms, reports, news releases, financial statements and other documents as presented to Two Lions Technologies, taken as a whole, do not contain a Misrepresentation.

(h)	The authorized share capital of Direct Communication Solutions consists of 100,000 authorized shares of common stock, of which 100 shares are issued and outstanding as fully paid and non-assessable as of the date hereof.

(i)	Direct Communication Solutions owns, possesses or has obtained and is in compliance with, all licences, registrations, permits, certificates, costs, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its business as now conducted or as proposed to be conducted, the failure to own, possess, obtain or be in compliance with which would not individually or in the aggregate have a Material Adverse Effect on Direct Communication Solutions.

(j)	The execution and delivery of this Agreement by Direct Communication Solutions, the consummation by Direct Communication Solutions of the transactions contemplated hereby and the fulfillment of and compliance with the terms and provisions hereof by Direct Communication Solutions do not and will not: (i) violate any provision of Law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to Direct Communication Solutions, (ii) breach, violate or conflict with any of the terms, conditions or provisions of the Articles or Notice of Articles of Direct Communication Solutions, or (iii) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, commitment or instrument to which Direct Communication Solutions is a party or by which it is bound or to which its assets are subject, or result in the cancellation, suspension or alteration in the terms of any licence, permit or authority held by Direct Communication Solutions, or result in the creation of any lien, charge, security interest or encumbrance upon any of the assets of Direct Communication Solutions, or give to others any interest or rights, including rights of purchase, termination, cancellation or acceleration, under any such agreement or instrument.

(k)	Direct Communication Solutions’ unaudited financial statements for the year ended December 31, 2015, including the notes thereto and the unaudited financial statements for the 9 month period ended September 30, 2016 (together, the “Direct Communication Solutions Financial Statements”), present fairly the financial position of Direct Communication Solutions, the results of its operations and the changes in its financial position as at the dates and for the periods indicated in such statements and have been prepared in accordance with United States GAAP consistently applied.

(l)	Since September 30, 2016, and except as has been disclosed to Two Lions Technologies prior to the date hereof: (i) there has been no Material Adverse Change in the business, operations, assets or condition, financial or otherwise, of Direct Communication Solutions from that shown in the Direct Communication Solutions Financial Statements or reserved for as provided therein; (ii) Direct Communication Solutions has no liability or obligation (including, without limitation, tax liabilities) whether accrued, absolute, contingent or otherwise, not reflected in the Direct Communication Solutions Financial Statements, except for liabilities and obligations incurred in the ordinary course of business since September 30, 2016, up to and including the date hereof, which liabilities and obligations do not individually or in the aggregate have a Material Adverse Effect; and (iii) Direct Communication Solutions has conducted its business only in the ordinary and regular course of business consistent with past practice.

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(m)	Direct Communication Solutions has not declared or paid any dividend or made any other distribution of its assets to all shareholders and has not disposed of any of its assets or incurred any material indebtedness, except in the ordinary course of business, or defaulted in any material respect in the payment or performance of any of its obligations or liabilities or entered into any material transaction or agreement other than those contemplated herein.

(n)	There are no actions, suits, proceedings, investigations, or outstanding claims or demands (whether or not purportedly on behalf of Direct Communication Solutions) instituted, pending or threatened against or affecting Direct Communication Solutions at law or in equity by any Person before or by any Governmental Entity, nor is there any judgment, order, decree or award of any court or Governmental Entity, obtained, pending, or to the knowledge of Direct Communication Solutions, anticipated against or affecting Direct Communication Solutions, which would prevent or materially hinder the consummation of the Arrangement or the other transactions contemplated by this Agreement or which would involve the reasonable possibility of any material judgment or liability not fully covered by insurance in excess of a reasonable deductible amount, or which in the aggregate would have a Material Adverse Effect on the business, operations, properties, assets or condition, financial or otherwise, of Direct Communication Solutions.

(o)	All Returns required to be filed by or on behalf of Direct Communication Solutions have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Returns (if any) or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Direct Communication Solutions with respect to items or periods covered by such Returns.

(p)	No deficiencies exist or have been asserted with respect to Taxes of Direct Communication Solutions, Direct Communication Solutions is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against Direct Communication Solutions or any of its assets.

(q)	Direct Communication Solutions is not a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any officer or employee of Direct Communication Solutions, which is outside the ordinary course of business.

(r)	Direct Communication Solutions is not subject to any claim for wrongful dismissal, constructive dismissal or any tort claim, actual or threatened, or any litigation, actual or threatened, relating to employment or termination of employment of employees or independent or dependent contractors or agents.

(s)	Direct Communication Solutions has operated in accordance with all applicable Laws in all material respects with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations and there are no current, pending or threatened proceedings before any court, board or tribunal with respect to any of the areas listed herein.

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(t)	Each contract or agreement between Direct Communication Solutions and any other Person which is material to the ownership, use or operation of the business, or assets of Direct Communication Solutions on a consolidated basis, is in full force and effect and is valid, binding and enforceable against it in accordance with its terms subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights, including equitable remedies, generally; and no material breach or default exists in respect thereof on the part of any party thereto and no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a material breach or default.

(u)	Direct Communication Solutions has complied, and is in compliance, in all material respects with all applicable Laws.

(v)	The corporate records and minute books of Direct Communication Solutions has been maintained in accordance with applicable Laws and are complete and accurate in all material respects.

4.3	The representations and warranties of each of Two Lions Technologies and Direct Communication Solutions contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with its terms and the day after the Effective Date.

ARTICLE 5. CONDITIONS

5.1	To the Benefit of Direct Communication Solutions. The obligations of Direct Communication Solutions to complete the Arrangement are subject to fulfillment of the following conditions on or before the Effective Date or such other time as is specified below:

(a)	the representations and warranties of Two Lions Technologies set forth in Article 4.1 shall be true and correct on the Effective Date as though made on that date and Direct Communication Solutions shall have received a certificate of Two Lions Technologies addressed to Direct Communication Solutions and dated the Effective Date, signed on behalf of Two Lions Technologies by its chief executive officer thereof confirming the same as at the Effective Date;

(b)	Two Lions Technologies shall have fulfilled all of its obligations hereunder to be fulfilled by it on or before the Effective Date and Direct Communication Solutions shall have received a certificate of Two Lions Technologies addressed to Direct Communication Solutions and dated the Effective Date, signed on behalf of Two Lions Technologies by its chief executive officer thereof confirming the same as at the Effective Date;

(c)	from the date hereof up to and including the Effective Date, there shall have been no change, condition, event or occurrence which has or is reasonably likely to have a Material Adverse Effect on Two Lions Technologies and Direct Communication Solutions shall have received a certificate of Two Lions Technologies addressed to Direct Communication Solutions and dated the Effective Date, signed on behalf of Two Lions Technologies by its chief executive officer thereof confirming the same as at the Effective Date;

(d)	from the date hereof up to and including the Effective Date, there shall not have occurred any action or have any communication by any of the directors or officers of Two Lions Technologies that would interfere with or be inconsistent with the completion of the transactions contemplated hereunder or any public disclosure of the transactions contemplated hereunder, or would render, or that reasonably may be expected to render, any representation or warranty made by Two Lions Technologies in this Agreement untrue in any material respect at any time prior to the Effective Date if then made, or would be in contravention of the Support Agreements; and

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(e)	Direct Communication Solutions will have assisted with the preparation of a favourable Fairness Opinion being obtained by Two Lions Technologies, and in result will have adopted all necessary resolutions and all other necessary corporate action will have been taken to permit the consummation of the Arrangement.

These conditions are for the sole benefit of Direct Communication Solutions and may be waived in whole or in part by Direct Communication Solutions at any time. If any of such conditions precedent are not satisfied or waived as aforesaid on or before the date required for performance thereof, Direct Communication Solutions may rescind and terminate this Agreement by written notice to Two Lions Technologies.

5.2	To the Benefit of Two Lions Technologies. The obligations of Two Lions Technologies to complete the Arrangement are subject to fulfillment of the following conditions on or before the Effective Date or such other time as is specified below:

(a)	the representations and warranties of Direct Communication Solutions set forth in Article 4.2 shall be true and correct on the Effective Date as though made on that date with the exception of Subsection 4.2(b) as Direct Communication Solutions will reincorporate into Delaware from Florida, and with the exception of Subsection 4.2(h) as the authorized share capital of Direct Communication Solutions will be increased, both of which will occur prior to the Effective Date, and Two Lions Technologies shall have received a certificate of Direct Communication Solutions addressed to Two Lions Technologies and dated the Effective Date, signed on behalf of Direct Communication Solutions by its chief executive officer thereof confirming the same as at the Effective Date;

(b)	Direct Communication Solutions shall have fulfilled all of its obligations hereunder to be fulfilled by it on or before the Effective Date and Two Lions Technologies shall have received a certificate of Direct Communication Solutions addressed to Two Lions Technologies and dated the Effective Date, signed on behalf of Direct Communication Solutions by its chief executive officer thereof confirming the same as at the Effective Date;

(c)	from the date hereof up to and including the Effective Date, there shall have been no change, condition, event or occurrence which has or is reasonably likely to have a Material Adverse Effect on Direct Communication Solutions and Two Lions Technologies shall have received a certificate of Direct Communication Solutions addressed to Two Lions Technologies and dated the Effective Date, signed on behalf of Direct Communication Solutions by its chief executive officer thereof confirming the same as at the Effective Date;

(d)	Two Lions Technologies will have obtained a favourable Fairness Opinion, and in result will have adopted all necessary resolutions and all other necessary corporate action will have been taken to permit the consummation of the Arrangement, including without limitation, the approval of the Two Lions Technologies Shareholders to the Arrangement Resolution;

(e)	Two Lions Technologies will have obtained the Direct Communication Solutions’ financial statements for the year ended December 31, 2015 together with an unqualified auditor’s report thereon and the unaudited financial statements for the 9 month period ended September 30, 2016 subject to a review engagement report, which auditor’s report and review engagement report must confirm that the subject financial statements present fairly, in all material respects, the financial position Direct Communication Solutions during the respective fiscal periods; and

(f)	Prior to the Effective Date, the common shares of Lionsgate Technologies, Inc. issued upon the conversion of the Two Lions Technologies Capital Investment shall have been distributed to the Two Lions Technologies Shareholders.

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These conditions are for the sole benefit of Two Lions Technologies and may be waived in whole or in part by Two Lions Technologies at any time. If any of such conditions precedent are not satisfied or waived as aforesaid on or before the date required for performance thereof, Two Lions Technologies may rescind and terminate this Agreement by written notice to Direct Communication Solutions.

5.3	To the Benefit of All Parties. The obligations of Direct Communication Solutions and Two Lions Technologies to complete the Arrangement are subject to fulfilment of the following conditions on or before the Effective Date or such other time as is specified below:

(a)	Two Lions Technologies shall have secured an aggregate convertible debenture financing of gross proceeds of US$3,000,000 by way of executed subscription agreements between Two Lions Technologies and the investors under such agreements with investment funds of US$3,000,000 to be held in trust and to be released to Direct Communication Solutions pending completion of the Plan of Arrangement on the Effective Date, which convertible debentures shall be convertible into common shares of Direct Communication Solutions at the conversion price of US$1.00 of debt under the convertible debenture financing for each common share for a total of 3,000,000 common shares representing not less than 19.22% and shareholders of the Two Lions Technologies shall receive not less than 2,808,000 common shares representing not less than 17.99% that of the issued and outstanding number of common shares of Direct Communication Solutions based on the following pro-forma capitalization structure of Direct Communication Solutions:

Name	Number of Common Shares	Percentage of Total Issued and Outstanding Number of Common Shares
Mr. Chris Bursey	9,800,000	62.79
Convertible Debentureholders in the aggregate	3,000,000	19.22
Two Lions Technologies Shareholders in the aggregate	2,808,000	17.99
Total	15,608,000	100.00

(b)	prior to the Effective Date, Direct Communication Solutions shall reincorporate into Delaware and the authorized share capital of Direct Communication Solutions will be increased to allow for the issuances of common shares contemplated under Subsection 5.3(a);

(c)	the common shares in the capital stock of LionsGate Technologies, Inc. issued upon the conversion of the Two Lions Technologies Capital Investment shall have been distributed among the shareholders of Two Lions Technologies;

(d)	the business of Direct Communication Solutions and Two Lions Technologies shall have been operated in a manner consistent with past practices in the ordinary course;

(e)	there shall have been no Material Adverse Changes in Direct Communication Solutions’ or Two Lions Technologies’ assets, business or liabilities;

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(f)	if any Dissenting Shareholders exercise their Dissent Rights (and have not withdrawn such exercise), then the aggregate shareholdings of all such Dissenting Shareholders must not represent more than 1% (one percent) of the total issued and outstanding Two Lions Technologies Shares;

(g)	the Final Order shall have been granted in form and substance satisfactory to Direct Communication Solutions and Two Lions Technologies, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such Parties on appeal or otherwise;

(h)	the Effective Date shall be on or before the Termination Date;

(i)	there shall be no action taken under any Law or by any Governmental Entity that:

(i)	makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated herein; or

(ii)	results in a judgement or assessment of damages, directly or indirectly, relating to the transactions contemplated herein which would have a Material Adverse Effect on Direct Communication Solutions or Two Lions Technologies, as the case may be, or impede the completion of the Arrangement;

(j)	all approvals shall have been obtained and all other consents, waivers, permits, orders and approvals of any Governmental Entity or other Person, and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the Arrangement, the failure of which to obtain or the non-expiry of which would have a Material Adverse Effect on Direct Communication Solutions or Two Lions Technologies, as the case may be, or impede the completion of the Arrangement, shall have been obtained or received on terms reasonably satisfactory to each Party;

(k)	left intentionally blank;

(l)	any prospectus exemptions required in connection with the issuance of the Direct Communication Solutions Common Shares issuable under the Arrangement shall have been obtained or are available, and

(m)	the Two Lions Technologies Stock Option Plan shall have been cancelled, Two Lions Technologies shall not have any liabilities whatsoever as of the Effective Date and the financing engagement letter agreement between Two Lions Technologies and IA Securities dated May 11, 2016 shall have been terminated.

The foregoing conditions are for the mutual benefit of Direct Communication Solutions and Two Lions Technologies and may be waived, in whole or in part, by Direct Communication Solutions and Two Lions Technologies at any time. If any of the said conditions precedent are not satisfied or waived as aforesaid on or before the date required for the performance thereof, Direct Communication Solutions or Two Lions Technologies may rescind and terminate this Agreement by written notice to the other Parties and shall have no other right or remedy.

5.4	Merger of Conditions. The conditions set out in Articles 5.1, 5.2 and 5.3 shall be conclusively deemed to have been satisfied, waived or released upon the Arrangement becoming effective in accordance with this Agreement.

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ARTICLE 6. GENERAL MATTERS

6.1	Communication with Public. All press releases and publicly available filings in respect of the Arrangement made by either Party will be approved by both Parties. However, notwithstanding the foregoing: (i) either Party may make such disclosure as may be required by any securities commission or other similar regulatory authority having jurisdiction over such Party or pursuant to any requirement of any Law to which either Party is subject; and (ii) nothing in this Agreement shall prevent either Party from discussing the terms hereof with regulators and financial and investment analysts or responding to unsolicited inquiries from the media; provided however that for clarity, Two Lions Technologies must comply with its duties and obligations under Article 3.2(d)(ii). If such disclosure is required, the Party making such disclosure shall use reasonable efforts to give prior written or oral notice to the other Party, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure.

6.2	Amendment. This Agreement may, at any time and from time to time, be amended by mutual written agreement of the Parties without further notice to or authorization on the part of their respective shareholders.

6.3	Termination. This Agreement may be terminated at any time prior to the Effective Date by mutual consent of Direct Communication Solutions and Two Lions Technologies or as provided in Articles 5.1, 5.2 or 5.3. This Agreement will terminate if the Effective Date is not on or before the Termination Date.

6.4	Expenses. All costs and expenses of the transactions contemplated hereby, including legal fees, financial advisory fees, regulatory filing fees, all disbursements by advisors and printing and mailing costs of both Two Lions Technologies and Direct Communication Solutions shall be paid by the party who incurs such cost.

6.5	Notices. Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party to the other Party shall be in writing and may be given by delivering same or sending same by electronic mail or by delivery addressed to the Party to which the notice is to be given at its address set out below. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day, if not, then on the next succeeding business day) and if sent by electronic mail be deemed to have been given and received at the time of receipt unless received after 4:00 p.m. at the point of delivery in which case it shall be deemed to have been given and received on the next business day as follows:

(a)	if to Direct Communication Solutions:

17150 Via Del Campo

Suite #200

San Diego, CA. 92127

Attention:	Mr. Chris Bursey

Emails:	CBursey@dcsbusiness.com

With a copy to, which shall not constitute notice to Direct Communication Solutions:

Agiletic Law Group, P.C.

15030 Avenue of Science, Suite 201

San Diego, California 92128

Attn:	James Cartoni

Emails:	jim@agiletic.com

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(b)	if to Two Lions Technologies:

Suite 300 - 3665 Kingsway

Vancouver, B.C.

Canada V5R 5W2

Attention:	Mr. Bill Espley

Email:	billespley@gmail.com

6.6	Further Assurances. Each Party will, from time to time, and at all times hereafter, at the request of the other Party, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

6.7	Entire Agreement. This Agreement, including the Schedules hereto, together with the agreements and other documents to be delivered pursuant hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

6.8	Third Party Beneficiaries. The Parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

6.9	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein (without regard for conflict of laws principles). Each Party hereby attorns to the non-exclusive jurisdiction of the Courts of the Province of British Columbia in the City of Vancouver in respect of all matters arising under or in relation to this Agreement.

6.10	Execution in Counterparts. This Agreement may be executed in counterparts and delivered by electronic means, and the counterparts collectively are to be conclusively deemed to be one instrument.

6.11	Waiver. No waiver by any Party shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

6.12	Enurement and Assignment. This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement is personal to the Parties and may not be assigned by any Party without the prior written consent of the other Party.

6.13	Time. Time is of the essence of this Agreement.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

DIRECT COMMUNICATION SOLUTIONS INC

/s/ Chris Bursey

Chris Bursey, President and CEO

TWO LIONS TECHNOLOGIES INC.

/s/ Bill Espley

Bill Espley, President and CEO

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SCHEDULE A

PLAN OF ARRANGEMENT

ARTICLE 1. DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Plan of Arrangement the following capitalized words and terms shall have the following meanings:

(a)	“Arrangement Agreement” means the arrangement agreement dated for reference as of December ___, 2016 to which this Plan of Arrangement is attached as Schedule A;

(b)	“Arrangement” means the arrangement under the provisions of Division 5 of Part 9 of the BCA on the terms and conditions set forth in this Plan of Arrangement;

(c)	“BCA” means the British Columbia Business Corporations Act, as amended;

(d)	“Business Day” means a day, other than a Saturday or a Sunday, on which the principal commercial banks located in Vancouver, British Columbia, are open for the conduct of business;

(e)	“Court” means the Supreme Court of British Columbia;

(f)	“DCS Exchange Ratio” means the number of Two Lions Technologies Shares held by a Two Lions Technologies shareholder necessary to receive one Direct Communication Solutions Common Share as DCS Share Consideration. The DCS Exchange Ratio will be determined by the total number of Two Lions Technologies Shares issued and outstanding immediately prior to the Effective Time, divided by the 2,808,000 shares of Direct Communication Solutions Common Shares to be issued to the holders of such Two Lions Technologies Shares (rounded down to the fourth decimal place). For example, in the event that 13,100,000 Two Lions Technologies Shares are issued and outstanding immediately prior to the Effective Time, the DCS Exchange Ratio would be 4.6652:1, meaning that for every 4.6652 Two Lions Technologies Shares held by a shareholder of Two Lions Technologies, such shareholder would receive one Direct Communication Solutions Common Share.

(g)	“DCS Share Consideration” has the meaning set forth in Subsection 3.2(b) below;

(h)	“Direct Communication Solutions” means Direct Communication Solutions Inc, a company incorporated under the laws of Florida;

(i)	“Direct Communication Solutions Common Shares” means common shares in the capital of Direct Communication Solutions as they are constituted as at the Effective Date;

(j)	“Dissenting Shareholder” means a Two Lions Technologies Shareholder who exercises Dissent Rights (as defined in Section 5.1 below) in connection with the resolution to approve the Arrangement and has not withdrawn or been deemed to have withdrawn such Dissent Rights;

(k)	“Effective Date” means the next Business Day following the date of the Final Order, or such later date as may be mutually agreed by the Parties;

(l)	“Effective Time” means 12:01 am on the Effective Date;

(m)	“Final Order” means the final order of the Court approving the Arrangement granted pursuant to Section 291(4) of the BCA, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

(n)	“Interim Order” means the interim order of the Court made in connection with the process for obtaining security holder approval of the Arrangement and related matters;

(o)	“Liens” means any mortgage, lien, hypothecation, security interest, pledge or other encumbrance, charge or adverse right or claim, defect of title, restriction or other right of third parties;

(p)	“LionsGate” means LionsGate Technologies, Inc., a company incorporated under the under the BCA;

(q)	“LionsGate Distribution Ratio” means the number of Two Lions Technologies Shares held by a Two Lions Technologies shareholder necessary to receive one common share in the capital stock of LionsGate under the LionsGate Share Distribution. The LionsGate Distribution Ratio will be determined by the total number of Two Lions Technologies Shares issued and outstanding immediately prior to the Effective Time, divided by 3,428,571 common shares of LionsGate currently held by Two Lions Technologies to distribute to the holders of Two Lions Technologies Shares (rounded down to the fourth decimal place). For example, in the event that 13,100,000 Two Lions Technologies Shares are issued and outstanding immediately prior to the Effective Time, the exchange ratio would be 3.8208, meaning that for every 3.8208 Two Lions Technologies Shares held by a shareholder of Two Lions Technologies, such shareholder would receive one common share in the capital stock of LionsGate; “LionsGate Share Distribution” has the meaning set forth in Subsection 3.2(a);

(r)	“Meeting” means the special meeting of Two Lions Technologies Shareholders (including any adjournment or postponement thereof) that is convened as provided by the Interim Order to consider and, if deemed advisable, approve the Arrangement and all other matters requiring approval pursuant to the terms and conditions of the Arrangement Agreement or the Interim Order;

(s)	“Meeting Date” means the date of the Meeting;

(t)	“Parties” means Direct Communication Solutions and Two Lions Technologies, and “Party” means either one of them;

(u)	“Tax Act” means the Income Tax Act (Canada) as amended;

(v)	“Two Lions Technologies” means Two Lions Technologies Inc., a company incorporated under the BCA;

(w)	“Two Lions Technologies Shareholders” means the registered and beneficial holders of Two Lions Technologies Shares; and

(x)	“Two Lions Technologies Shares” means the issued and outstanding common shares in the capital of Two Lions Technologies on the Effective Date;

1.2	Interpretation Not Affected by Headings. The division of this Plan of Arrangement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement.

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1.3	Article References. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Plan of Arrangement.

1.4	Number and Gender. In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders; and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof).

1.5	Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Arrangement Agreement.

ARTICLE 2. ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement. This Plan of Arrangement is made pursuant and forms a part of and is subject to the provisions of the Arrangement Agreement. The implementation of this Plan of Arrangement is expressly subject to the fulfilment and/or waiver (by the Party or Parties entitled) of the conditions precedent set out in the Arrangement Agreement. If there is any conflict or inconsistency between the provisions of the Plan of Arrangement and the provisions of the Arrangement Agreement, the provisions of the Plan of Arrangement shall govern.

ARTICLE 3. THE ARRANGEMENT

3.1	Effective Time. This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) Direct Communication Solutions, (ii) Two Lions Technologies, and (iii) all Two Lions Technologies Shareholders.

3.2	The Arrangement. Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following sequence without any further act or formality of or by Two Lions Technologies or Direct Communications Solutions

(a)	Two Lions Technologies will distribute to the holder of each Two Lions Technologies Share that is issued and outstanding immediately prior to the Effective Time (excluding the Two Lions Technologies Shares held by Dissenting Shareholders who are ultimately determined to be entitled to be paid the fair value of the Two Lions Technologies Shares in respect of which they have exercised their Dissent Rights), a fraction of a fully paid and non-assessable common share in the capital stock of LionsGate as determined by the LionsGate Distribution Ratio (the “LionsGate Share Distribution”). Any fractions resulting will be rounded down to the nearest lower whole number. Accordingly, no fractional securities will be issued by LionsGate, and no cash will be paid in lieu thereof.

(b)	each Two Lions Technologies Share that is issued and outstanding immediately prior to the Effective Time (excluding the Two Lions Technologies Shares held by Dissenting Shareholders who are ultimately determined to be entitled to be paid the fair value of the Two Lions Technologies Shares in respect of which they have exercised their Dissent Rights) will be transferred, and will be deemed to be transferred, without any act or formality on the Two Lions Technologies Shareholder’s part, to Direct Communication Solutions in exchange for a fraction of a fully paid and non-assessable Direct Communication Solutions Common Share as determined by the DCS Exchange Ratio (the “DCS Share Consideration”);

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(c)	at the same time as the step contemplated by Subsection 3.2(b), with respect to each Two Lions Technologies Share transferred to Direct Communication Solutions:

(i)	the Two Lions Technologies Shareholder who was the registered holder of such Two Lions Technologies Share immediately prior to the Effective Time will cease to be the holder of such Two Lions Technologies Share and the name of such Two Lions Technologies Shareholder will be removed from the securities register of Two Lions Technologies with respect to such Two Lions Technologies Share; and

(ii)	legal and beneficial title to such Two Lions Technologies Share will vest in Direct Communication Solutions and Direct Communication Solutions be and be deemed to be the transferee and the legal and beneficial owner (free and clear of any Liens) of such Two Lions Technologies Share and will be entered in the securities register of Two Lions Technologies as the sole holder of such Two Lions Technologies Share;

(d)	without limiting the generality of Subsection 3.2(b) above, (i) the separate legal existence of Two Lions Technologies will continue; (ii) Two Lions Technologies will become the wholly-owned subsidiary of Direct Communication Solutions; and (iii) the assets and liabilities of Two Lions Technologies will remain the assets and liabilities of Two Lions Technologies;

(e)	each of the outstanding Two Lions Technologies Shares held by Dissenting Shareholders who are ultimately determined to be entitled to be paid the fair value of the Two Lions Technologies Shares in respect of which they have exercised their Dissent Rights shall be deemed to be irrevocably transferred to Direct Communication Solutions (free and clear of any Liens) and such Dissenting Shareholders shall cease to have any rights as Two Lions Technologies Shareholders other than the right to be paid the fair value of their Two Lions Technologies Shares in accordance with Article 5; and

(f)	at the same time as the step contemplated by Subsection 3.2(e) above, with respect to each Two Lions Technologies Share held by a Dissenting Shareholder:

(i)	the Dissenting Shareholder who was the registered holder of such Share immediately prior to the Effective Time will cease to be the holder of such Share and the name of such Dissenting Shareholder will be removed from the securities register of Two Lions Technologies with respect to such Two Lions Technologies Share; and

(ii)	legal and beneficial title to such Two Lions Technologies Share will vest in Direct Communication Solutions and Direct Communication Solutions will be, and be deemed to be, the transferee and the legal and beneficial owner (free and clear of any Liens) of such Two Lions Technologies Share and will be entered in the securities register of Two Lions Technologies as the sole holder of such Two Lions Technologies Share;

provided that none of the foregoing in Subsections 3.2(a) to (f) above will occur or be deemed to occur, unless all of the foregoing occurs.

ARTICLE 4. CERTIFICATES AND FRACTIONAL SHARES

4.1	Exchange of Share Certificates. Each Two Lions Technologies Shareholder shall be entitled to receive the DCS Share Consideration issuable pursuant to this Plan of Arrangement in the manner set out in Subsection 3.2(b) above on the Effective Date and the shareholders of Two Lions Technologies (except for any shareholders which have exercised their Rights of Dissent as defined in Section 5.1 below) shall be deemed to have transferred their certificated or uncertificated shares, as the case may be, to Direct Communication Solutions without any executed writing, instrument or other formality.

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4.2	Transfer of Ownership. In the event of a transfer of ownership of Two Lions Technologies Shares that is not registered in the records of Two Lions Technologies, certificates representing the proper numbers of Direct Communication Solutions Common Shares may be issued to the transferee if the certificate representing such Two Lions Technologies Shares is presented to Two Lions Technologies together any documents required by Two Lions Technologies to evidence and effect such transfer.

4.3	Lost Share Certificates. If any certificate which represents Two Lions Technologies Shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, satisfactory to Two Lions Technologies and to Direct Communication Solutions, and upon such Person giving an indemnity satisfactory to Direct Communication Solutions against any claims that may be made against Direct Communication Solutions with respect to the certificate alleged to have been lost, stolen or destroyed, in exchange for such lost, stolen or destroyed certificate, certificates representing the Direct Communication Solutions Common Shares deliverable in accordance with such holder’s letter of transmittal will be issued.

4.4	Unsurrendered Certificates. Until surrendered as contemplated by Article 4.1, each certificate or agreement which immediately prior to the Effective Time represented one or more outstanding Two Lions Technologies Share shall be deemed at all times after the Effective Time to represent only the right to receive the securities contemplated by Article 4.1.

4.5	Distributions with respect to Unsurrendered Share Certificates. No dividends or other distributions declared or made after the Effective Time with respect to Direct Communication Solutions Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Two Lions Technologies Shares that were exchanged pursuant to Article 4.1, unless and until the holder of record of such certificate shall surrender such certificate in accordance with Article 4.1.

4.6	Fractional Securities. No fractional securities will be issued by Direct Communication Solutions, and no cash will be paid in lieu thereof. Any fractions resulting will be rounded down to the nearest lower whole number.

4.7	Surrender of Rights. Notwithstanding any of the other provisions hereof, any certificate which immediately prior to the Effective Time represented outstanding Two Lions Technologies Shares shall cease to represent a claim or interest of any kind or nature against Direct Communication Solutions, if it has not been surrendered with all other instruments required hereby on or prior to the third anniversary of the Effective Date. In such circumstances, the person ultimately entitled to any certificate hereunder shall be deemed to have surrendered such entitlement to Direct Communication Solutions, together with all entitlement to dividends and distributions thereon held for such person for no consideration.

ARTICLE 5. DISSENT RIGHTS

5.1	A holder of Two Lions Technologies Shares may exercise rights of dissent conferred in the manner set out in Division 2, Part 8 of the BCA (the “Dissent Rights”), provided that, notwithstanding subsection 242(1)(a) of the BCA, the written notice of dissent referred to in subsection 242(1)(a) of the BCA must be received by Two Lions Technologies not later than 5:00 p.m. (Pacific Time) on the last business day preceding the Meeting Date. Without limiting the generality of the foregoing, holders who duly exercise such rights of dissent and who are:

(a)	ultimately paid fair value for their Two Lions Technologies Shares shall be paid by Two Lions Technologies and shall be deemed to have had their Two Lions Technologies Shares cancelled on the Effective Date; or

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(b)	ultimately are not entitled to be paid their fair value for any reason for their Two Lions Technologies Shares shall be deemed to have participated in the Arrangement on the same basis as non-dissenting holders of Two Lions Technologies Shares and shall receive Direct Communication Solutions Common Shares on the basis determined in accordance with Article 3.1 of this Plan of Arrangement;

(c)	but in no case will Two Lions Technologies or Direct Communication Solutions, or any other person be required to recognize any Dissenting Shareholder as a holder of Two Lions Technologies Shares after the Effective Time, and the names of each Dissenting Shareholder will be removed from the central securities register of Two Lions Technologies at the Effective Time. For greater certainty, and in addition to any other restriction under Section 242 of the BCA, Two Lions Technologies Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Arrangement Resolution, shall not be entitled to exercise Dissent Rights.

ARTICLE 6. MISCELLANEOUS

6.1	Amendment. The Parties reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that any such amendment, modification or supplement must be contained in a written document which is signed by the Parties and filed with the Court and, if made following the Meeting, approved by the Court. Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Direct Communication Solutions, provided that it concerns a matter which, in the reasonable opinion of Direct Communication Solutions, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of Two Lions Technologies Shares.

6.2	Termination. At any time up until the time the Final Order is made, the Parties may mutually determine not to proceed with this Plan of Arrangement, or to terminate this Plan of Arrangement, notwithstanding passage of the Arrangement Resolution. In addition to the foregoing, this Plan of Arrangement shall automatically, without notice, terminate immediately and be of no further force or effect, upon the termination of the Arrangement Agreement in accordance with its terms.

6.3	Further Assurances. Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and be deemed to occur without any additional act or formality, each of the Persons affected hereby shall make, do and execute, or cause to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by the Parties in order to better implement this Plan of Arrangement.

6.5	Withholding Rights. Two Lions Technologies, and Direct Communication Solutions shall be entitled to deduct and withhold from any consideration payable to any Securityholder under this Plan of Arrangement (including any payment to Dissenting Shareholders) such amounts as Two Lions Technologies or Direct Communication Solutions determine, acting reasonably, are required to be deducted and withheld with respect to such payment under the Tax Act or any provision of federal, provincial, territorial, state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes as having been paid to the Two Lions Technologies Shareholders in respect of which such deduction and withholding was made on account of the obligation to make payment to such person hereunder, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Entity by or on behalf of Two Lions Technologies or Direct Communication Solutions, as the case may be.

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AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT is dated for reference March 9, 2017 and is

BETWEEN:

DIRECT COMMUNICATION SOLUTIONS INC., a company incorporated under the laws of the State of Florida,

(“Direct Communication Solutions”)

AND:

TWO LIONS TECHNOLOGIES INC., a company incorporated under the laws of the Province of British Columbia,

(“Two Lions Technologies”)

WHEREAS the Direct Communication Solutions and Two Lions Technologies have entered into an Arrangement Agreement made as of December 28, 2017 (the “Arrangement Agreement”) which the parties wish to now amend in accordance with the terms and conditions of this Amendment Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of one dollar ($1.00) and the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties covenant and agree as follows:

1.	Section 5.3(a) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

5.3(a) To the Benefit of All Parties. The obligations of Direct Communication Solutions and Two Lions Technologies to complete the Arrangement are subject to fulfilment of the following conditions on or before the Effective Date or such other time as is specified below:

Two Lions Technologies shall have secured an aggregate convertible debenture financing of gross proceeds of US$3,000,000 by way of executed subscription agreements between Direct Communication Solutions and the investors under such agreements with investment funds in the aggregate principal amount of US$3,000,000 to be held in trust and to be released to Direct Communication Solutions pending completion of the Plan of Arrangement on the Effective Date, which convertible debentures shall be convertible into common shares of Direct Communication Solutions at the conversion price of US$1.00 of debt under the convertible debenture financing for each common share for a total of at least 3,000,000 common shares (not including any interest that may accrue on the convertible debentures and convert into common shares of Direct Communication Solutions) representing not less than 18.64% and shareholders of the Two Lions Technologies shall receive not less than 2,808,000 common shares representing not less than 17.44% that of the issued and outstanding number of common shares of Direct Communication Solutions presuming the exercise of all share purchase warrants and convertible debentures (excluding any interest that may accrue on the convertible debentures and convert into common shares of Direct Communication Solutions) based on the following pro-forma capitalization structure of Direct Communication Solutions:

Name	Number of Common Shares	Percentage of Total Issued and Outstanding Number of Common Shares
Mr. Chris Bursey	9,800,000	60.88%
Telit Wireless Solutions, Inc. (shares issuable pursuant to exercise of warrants)	490,000	3.04%
Convertible Debentureholders in the aggregate (shares issuable pursuant to exercise of the principal amount of convertible debentures, but excluding any interest which may have accrued under such convertible debentures)	3,000,000	18.64%
Two Lions Technologies Shareholders in the aggregate	2,808,000	17.44%
Total	16,098,000	100%

a.	Except as provided in this Amendment Agreement, all other terms and conditions of the Arrangement Agreement shall continue to have the same effect and force as though the parties had not entered into this Amendment Agreement.

b.	Each of the parties hereby covenants and agrees that at any time upon the request of the other party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better carrying out and performance of all the terms of this Agreement. This Amendment Agreement will be governed by and be construed in accordance with the laws of British Columbia. This Amendment Agreement will be binding upon and enure to the benefit of the parties hereto and their respective heirs and executors and successors and assigns as the case may be. The recitals and any schedules form a part of and are incorporated by reference into this Amendment Agreement. No modification or amendment to this Amendment Agreement may be made unless agreed to by the parties thereto in writing. In the event any provision of this Amendment Agreement will be deemed invalid or void, in whole or in part, by any court of competent jurisdiction, the remaining terms and provisions will remain in full force and effect. Time is of the essence. This Amendment Agreement may be executed in any number of counterparts with the same effect as if all parties to this Amendment Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument and any facsimile signature shall be taken as an original.

IN WITNESS WHEREOF the parties have executed this Amendment Agreement as of the date first above written.

DIRECT COMMUNICATION SOLUTIONS INC

/s/ Chris Bursey
Chris Bursey, President and CEO

TWO LIONS TECHNOLOGIES INC.

/s/ Bill Espley
Bill Espley, President and CEO

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT is effective as of March 30, 2017, and is

BETWEEN:

DIRECT COMMUNICATION SOLUTIONS INC., a company incorporated under the laws of the State of Florida,

(“Direct Communication Solutions”)

AND:

TWO LIONS TECHNOLOGIES INC., a company incorporated under the laws of the Province of British Columbia,

(“Two Lions Technologies”)

WHEREAS Direct Communication Solutions and Two Lions Technologies have entered into an Arrangement Agreement made as of December 28, 2016, as amended (the “Arrangement Agreement”) which the parties wish to now further amend in accordance with the terms and conditions of this Amendment Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties covenant and agree as follows:

2.	Subsection 1.1(j) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

“(j) “Direct Communication Solutions Financial Statements” has the meaning given thereto in Subsection 4.2(k) hereof;”

3.	Subsection 1.1(kk) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

“(kk) “Termination Date” means on or before July 15, 2017, or such later date as may be mutually agreed by the Parties in writing;”

4.	Section 4.2(k) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

“(k) Direct Communication Solutions’ audited financial statements for the years ended December 31, 2015 and 2016 together with an unqualified auditor’s report thereon (together, the “Direct Communication Solutions Financial Statements”), present fairly the financial position of Direct Communication Solutions, the results of its operations and the changes in its financial position as at the dates and for the periods indicated in such statements and have been prepared in accordance with United States GAAP consistently applied.”

5.	Section 5.2(e) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

“(e) Two Lions Technologies will have obtained the Direct Communication Solutions Financial Statements which shall include an unqualified auditor’s report and which auditor’s report must confirm that the subject financial statements present fairly, in all material respects, the financial position Direct Communication Solutions during the respective fiscal periods;”

6.	Section 4.1(m) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

“(m) Two Lions Technologies’ consolidated audited financial statements for the years ended December 31, 2015 and 2016 including the notes thereto (together, the “Two Lions Technologies Financial Statements”), present fairly the financial position of Two Lions Technologies, the results of its operations and the changes in its financial position as at the dates and for the periods indicated in such statements and have been prepared in accordance with International Financial Reporting Standards consistently applied.”

7.	All references to “September 30, 2016” in the Arrangement Agreement are hereby deleted and replaced with “December 31, 2016”.

8.	Except as provided in this Amendment Agreement, all other terms and conditions of the Arrangement Agreement shall continue to have the same effect and force as though the parties had not entered into this Amendment Agreement.

9.	Each of the parties hereby covenants and agrees that at any time upon the request of the other party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better carrying out and performance of all the terms of this Agreement. This Amendment Agreement will be governed by and be construed in accordance with the laws of British Columbia. This Amendment Agreement will be binding upon and enure to the benefit of the parties hereto and their respective heirs and executors and successors and assigns as the case may be. The recitals and any schedules form a part of and are incorporated by reference into this Amendment Agreement. No modification or amendment to this Amendment Agreement may be made unless agreed to by the parties thereto in writing. In the event any provision of this Amendment Agreement will be deemed invalid or void, in whole or in part, by any court of competent jurisdiction, the remaining terms and provisions will remain in full force and effect. Time is of the essence. This Amendment Agreement may be executed in any number of counterparts with the same effect as if all parties to this Amendment Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument and any facsimile signature shall be taken as an original.

IN WITNESS WHEREOF the parties have executed this Amendment Agreement as of the date first above written.

DIRECT COMMUNICATION SOLUTIONS INC

/s/ Chris Bursey
Chris Bursey, President and CEO

TWO LIONS TECHNOLOGIES INC.

/s/ Bill Espley
Bill Espley, President and CEO

AMENDMENT NO. 3 TO ARRANGEMENT AGREEMENT

THIS AMENDMENT No. 3 TO ARRANGEMENT AGREEMENT (this “Amendment Agreement”) is effective as of July 14, 2017, and is

BETWEEN:

DIRECT COMMUNICATION SOLUTIONS, INC., a company incorporated under the laws of the State of Delaware,

(“Direct Communication Solutions”)

AND:

TWO LIONS TECHNOLOGIES INC., a company incorporated under the laws of the Province of British Columbia,

(“Two Lions Technologies”)

WHEREAS Direct Communication Solutions and Two Lions Technologies have entered into an Arrangement Agreement made as of December 28, 2016, as amended (the “Arrangement Agreement”) which the parties wish to now further amend in accordance with the terms and conditions of this Amendment Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties covenant and agree as follows:

10.	Subsection 1.1(kk) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

“(kk) “Termination Date” means on or before September 18, 2017, or such later date as may be mutually agreed by the Parties in writing;”

11.	Except as provided in this Amendment Agreement, all other terms and conditions of the Arrangement Agreement shall continue to have the same effect and force as though the parties had not entered into this Amendment Agreement.

12.	Each of the parties hereby covenants and agrees that at any time upon the request of the other party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better carrying out and performance of all the terms of this Agreement. This Amendment Agreement will be governed by and be construed in accordance with the laws of British Columbia. This Amendment Agreement will be binding upon and enure to the benefit of the parties hereto and their respective heirs and executors and successors and assigns as the case may be. The recitals and any schedules form a part of and are incorporated by reference into this Amendment Agreement. No modification or amendment to this Amendment Agreement may be made unless agreed to by the parties thereto in writing. In the event any provision of this Amendment Agreement will be deemed invalid or void, in whole or in part, by any court of competent jurisdiction, the remaining terms and provisions will remain in full force and effect. Time is of the essence. This Amendment Agreement may be executed in any number of counterparts with the same effect as if all parties to this Amendment Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument and any facsimile signature shall be taken as an original.

IN WITNESS WHEREOF the parties have executed this Amendment Agreement as of the date first above written.

DIRECT COMMUNICATION SOLUTIONS, INC.

/s/ Chris Bursey
Chris Bursey, President and CEO

TWO LIONS TECHNOLOGIES INC.

/s/ Bill Espley
Bill Espley, President and CEO

AMENDMENT NO. 4 TO ARRANGEMENT AGREEMENT

THIS AMENDMENT No. 4 TO ARRANGEMENT AGREEMENT (this “Amendment Agreement”) is effective as of August 18 2017, and is

BETWEEN:

DIRECT COMMUNICATION SOLUTIONS, INC., a company incorporated under the laws of the State of Delaware,

(“Direct Communication Solutions”)

AND:

TWO LIONS TECHNOLOGIES INC., a company incorporated under the laws of the Province of British Columbia,

(“Two Lions Technologies”)

WHEREAS Direct Communication Solutions and Two Lions Technologies have entered into an Arrangement Agreement made as of December 28, 2016, as amended (the “Arrangement Agreement”) which the parties wish to now further amend in accordance with the terms and conditions of this Amendment Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties covenant and agree as follows:

13.	Subsection 1.1(kk) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

“(kk) “Termination Date” means on or before October 3, 2017, or such later date as may be mutually agreed by the Parties in writing;”

14.	Subsection 5.3(a) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

(a)	Two Lions Technologies shall have secured an aggregate convertible debenture financing of minimum gross proceeds of US$1,200,000 up to a maximum of gross proceeds of US$3,000,000 with such investment funds to be held in trust and to be released to Direct Communication Solutions pending completion of the Plan of Arrangement on the Effective Date, which convertible debentures shall be convertible into common shares of Direct Communication Solutions at the conversion price of US$1.00 of debt under the convertible debenture financing for each common share resulting in the following pro-forma capitalization structure of Direct Communication Solutions:

		Percentage of Total Issued and Outstanding Number of Common Shares
Name	Number of Common Shares	Minimum Convertible Debenture Offering of US$1,200,000	Maximum Convertible Debenture Offering of US$3,000,000
Mr. Chris Bursey	9,800,000	68.54	60.88
Telit Wireless Solutions, Inc. (shares issuable pursuant to exercise of warrants)	490,000	3.43	3.04
Convertible Debentureholders in the aggregate	Minimum – 1,200,000 Maximum – 3,000,000	8.39	18.64
Two Lions Technologies Shareholders in the aggregate	2,808,000	19.64	17.44
Total	Minimum Convertible Debenture Offering – 14,298,000 Maximum Convertible Debenture Offering – 16,098,000	100.00

15.	Except as provided in this Amendment Agreement, all other terms and conditions of the Arrangement Agreement shall continue to have the same effect and force as though the parties had not entered into this Amendment Agreement.

Each of the parties hereby covenants and agrees that at any time upon the request of the other party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better carrying out and performance of all the terms of this Agreement. This Amendment Agreement will be governed by and be construed in accordance with the laws of British Columbia. This Amendment Agreement will be binding upon and enure to the benefit of the parties hereto and their respective heirs and executors and successors and assigns as the case may be. The recitals and any schedules form a part of and are incorporated by reference into this Amendment Agreement. No modification or amendment to this Amendment Agreement may be made unless agreed to by the parties thereto in writing. In the event any provision of this Amendment Agreement will be deemed invalid or void, in whole or in part, by any court of competent jurisdiction, the remaining terms and provisions will remain in full force and effect. Time is of the essence.

This Amendment Agreement may be executed in any number of counterparts with the same effect as if all parties to this Amendment Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument and any facsimile signature shall be taken as an original.

IN WITNESS WHEREOF the parties have executed this Amendment Agreement as of the date first above written.

DIRECT COMMUNICATION SOLUTIONS, INC.

/s/ Chris Bursey
Chris Bursey, President and CEO

TWO LIONS TECHNOLOGIES INC.

/s/ Bill Espley
Bill Espley, President and CEO